UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2007

SCIELE PHARMA, INC.

(Exact name of registrant as specified in charter)

Delaware	000-30123	58-2004779
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Concourse Parkway

Suite 1800
Atlanta, Georgia  30328

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (770) 442-9707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(a)           On February 2, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Sciele Pharma, Inc. (the “Company”), approved the following performance targets for the Company’s previously announced performance-based executive cash bonus plan.  As previously announced, the potential cash bonuses for Messrs. Fourteau (Chief Executive Officer and President) and Borne (Chief Financial Officer, Executive Vice President, Treasurer and Secretary) for fiscal 2007 are:

	Base Salary	Bonus Potential
Patrick Fourteau	$375,000	100%
Darrell Borne	$280,000	70%

The cash bonus payable is computed by multiplying the 2007 Base Salary by the Bonus Potential.  The Bonus Potential is a percentage that will be finally determined by ascertaining the extent to which the Company meets certain performance goals.  For 2007, those goals, and the relative weight attributed to each, are:

Product target revenue goals:	25%
Earnings per share goal:	25%
Research and development chievements:	25%
New product acquisitions or in-bound product licenses:	25%

The Bonus Potential may exceed 100% (capped at 150%) of its indicated value if the Company’s performance, taken as a whole, exceed the established performance goals.

(b)           The Committee also approved an amendment to Mr. Fourteau’s employment agreement.  The previous version of this employment agreement required the Company to reimburse Mr. Fourteau for the expenses associated with his expected residence relocation from Connecticut to Atlanta, Georgia, where the Company is headquartered.  Mr. Fourteau continues his practice of commuting from his home to Atlanta.  In light of this fact, the Committee determined to amend Mr. Fourteau’s employment agreement to provide for reimbursement of his reasonable commuting expenses.  A copy of the amendment to his employment agreement is filed as an exhibit to this Report.

Item 9.01               Financial Statements and Exhibits

Exhibit 10.1                                    First Amendment to amended and Restated Employment Agreement between the Company and Patrick Fourteau, dated February 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIELE PHARMA, INC. (Registrant)

By:	/s/ Darrell Borne
Name:	Darrell Borne
Title:	Executive Vice President, Chief Financial
Officer, Secretary and Treasurer
Date: February 8, 2007